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                                                               FILE NO. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                    Name: Calamos Strategic Total Return Fund

Address of Principal Office (No. & Street, City, State, Zip Code):

                              1111 Warrenville Road
                         Naperville, Illinois 60563-1493

Telephone Number (including area code):     (630) 245-7200

Name and address of agent for service of process:

                           James S. Hamman, Jr., Esq.
                   Senior Vice President and General Counsel
                         Calamos Asset Management, Inc.
                             1111 Warrenville Road
                        Naperville, Illinois 60563-1493

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                       YES    [X]                NO     [  ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Naperville and the State of Illinois on the 7th day of January, 2004.

Attest:                                  Calamos Strategic Total Return Fund
/s/ James S. Hamman, Esq.                /s/ John P. Calamos
    Executive Vice President & General       Trustee
    Counsel                                  Calamos Strategic Total Return Fund
    Calamos Asset Management, Inc.
    1111 Warrenville Road
    Naperville, IL 60563-1493